Exhibit 3.1

SECOND RESTATED ARTICLES OF INCORPORATION
OF
CEC ENTERTAINMENT, INC.

The undersigned, CEC Entertainment, Inc., a Kansas corporation (the "Corporation"), for the purpose of restating the Restated Articles of Incorporation of the Corporation, in accordance with the Kansas General Corporation Code, does hereby make and execute these Second Restated Articles of Incorporation and does hereby certify that:

1.
The name of the Corporation is CEC Entertainment, Inc., and the name under which it was originally incorporated was ShowBiz Pizza Place, Inc.  Its original Articles of Incorporation were filed with the Secretary of State of Kansas on April 30, 1980.

2.
Resolutions setting forth the Second Restated Articles of Incorporation of the Corporation were duly adopted at an annual meeting of the Board of Directors of the Corporation duly called and held on February 23, 2010, at which a quorum of the directors was at all times present.

3.
The Second Restated Articles of Incorporation restated and integrate and do not further amend the provisions of the Corporation's Restated Articles of Incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions of the provisions of the Second Restated Articles of Incorporation.

4.	This restatement has been duly adopted in accordance with the provisions of K.S.A. 17-6605, as amended.

5.	The Second Restated Articles of Incorporation of the Corporation approved by a resolution of the Board of Directors read as follows:

SECOND RESTATED ARTICLES OF INCORPORATION
OF
CEC ENTERTAINMENT, INC.

The undersigned, CEC Entertainment, Inc., a Kansas corporation, was originally incorporated on April 30, 1980 as ShowBiz Pizza Place, Inc.

FIRST. The name of the corporation is:

CEC Entertainment, Inc.

SECOND. The address of its registered office in the State of Kansas is 534 South

Kansas Avenue, Suite 1108, Topeka, Shawnee County, Kansas 66603. The name of its registered agent at such address is Corporation Service Company.

THIRD. The nature of the business or objects or purposes to be conducted, transacted, promoted or carried on by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Code of the State of Kansas.

In addition to the powers and privileges conferred upon the corporation by law and those incidental thereto, the corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business, objects or purposes of the corporation.

FOURTH. The total number of shares of stock that the corporation shall have authority to issue is One Hundred Million Five Hundred Thousand (100,500,000) shares, which shall be divided into two (2) classes as follows: (i) Five Hundred Thousand (500,000) shares of Class B Preferred Stock, of the par value of One Hundred Dollars ($100.00) each (hereinafter “Preferred B Shares”); and (ii) One Hundred Million (100,000,000) shares of Common Stock, of the par value of Ten Cents ($0.10) each (hereinafter “Common Shares”). The designations, powers, preferences, and rights of each class, and the qualifications, limitations, or restrictions thereof, shall be as set forth in this ARTICLE FOURTH.

Section 4.1. [RESERVED]

Section 4.2. [RESERVED]

Section 4.3. [RESERVED]

Section 4.4. Voting Rights.

4.4.1. Generally. The holders of the Common Shares have one (1) vote for each Common Share so held. Subject to Section 4.10 hereof, the holders of the Preferred B Shares shall have such voting rights as are provided in the Preferred B Resolutions.

4.4.2.  Cumulative Voting. Stockholders of the corporation shall not be entitled to cumulative voting of their shares in elections of directors.

Section 4.5. [RESERVED]

Section 4.6. [RESERVED]

Section 4.7. [RESERVED]

Section 4.8. All Shares Nonassessable. All shares of stock of the corporation of any class shall be nonassessable.

Section 4.9. No Preemptive Rights. No holder of any shares of the corporation shall be entitled as such, as a matter of right, to purchase or subscribe for any shares of stock of the corporation of any class, whether now or hereafter authorized or whether issued for cash, property bonds, notes, debentures, other securities, or stock convertible into shares of stock of the corporation or carrying or evidencing any right to purchase shares of stock of any class.

Section 4.10. No Nonvoting Equity Securities. The corporation shall not authorize or issue any class or series of non-voting equity securities.

Section 4.11. Preferred B Shares.

4.11.1. Issuance. Preferred B Shares may be issued in one or more series at such time or times as the Board of Directors may determine. All shares of any one series shall be of equal rank and identical in all respects. Preferred B Shares may be issued for such consideration or considerations as the Board of Directors may determine, provided that the value of such consideration or considerations shall equal or exceed, in the good faith business judgment of the Board of Directors, the greater of (i) the aggregate par value of the Preferred B Shares to be issued or (ii) the fair market value of the Preferred B Shares to be issued, if an active trading market has developed for the series of Preferred B Shares being so issued.

4.11.2. Authorization. Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the issue of any series of Preferred B Shares, the powers, designations, preferences, and relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, if any, of such series, including, without limiting the generality of the foregoing, the following:

(a) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

(b) The dividend rate or rates on the shares of such series and the preferences, if any, over any other series of Preferred B Shares (or of any other series of Preferred B Shares over such series) with respect to dividends, the terms and conditions upon which and the periods with respect to which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall cumulate;

(c) Whether or not the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemptions, the time or times when, the price or prices at which, and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares of such series are to be redeemed;

(d) The rights to which the holders of shares of such series shall be entitled, and the preferences if any, over any other series of Preferred B Shares (or of any other series of Preferred B Shares over such series), upon the voluntary or involuntary liquidation, dissolution, or winding-up of the corporation, which rights may vary depending on whether such liquidation, dissolution, or winding-up is voluntary or involuntary, and, if voluntary, may vary at different dates;

(e) Whether or not the shares of such series shall be subject to the operation of a purchase, retirement, or sinking fund, and, if so, whether and upon what conditions such purchase, retirement, or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

(f) Whether or not the shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, or of any other series of the same class and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

(g) The voting powers, full and/or limited, if any, of the shares of such series; and whether or not and under what conditions the shares of such series (alone or together with the shares of one or more other series of Preferred B Shares having similar provisions) shall be entitled to vote separately as a single class for the election of one or more directors of the corporation in case of dividend arrearages or other specified events, or upon other matters;

(h) Whether or not the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences, or rights of any such other series; and

(i) Any other preferences, privileges, and powers, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Articles of Incorporation or law.

4.11.3. Dividends.

4.11.3.1. Fixing of Dividends. The shares of each series of Preferred B Shares shall entitle the holders thereof to receive, when, as, and if declared by the Board of Directors out of funds legally available for dividends, cash dividends at the rate, under the conditions, for the periods, and on the dates fixed by the resolution or resolutions of the Board of Directors pursuant to authority granted in this Section 4, for each series, and no more, before any dividends on the Common Shares (other than a distribution solely in Common Shares) shall be paid, declared, or set apart for payment.

4.11.3.2. Restrictions on Dividends on Common and other Junior Stock. Unless dividends on all outstanding shares of each series of the Preferred B Shares shall have been fully paid or declared and set aside for payment, for all past quarterly dividend periods, and unless all required sinking fund payments, if any, shall have been made or provided for, no dividend (except a dividend payable in Common Shares and/or shares of any other class of stock ranking junior to the Preferred B Shares) shall be paid upon or declared. or set apart for the Common Shares or any other class of stock ranking junior to the Preferred B Shares.

4.11.4. Reissuance of Preferred B Shares. Preferred B Shares redeemed, converted, exchanged, purchased, retired, or surrendered to the corporation, or which have been issued and reacquired in any manner, shall have the status of authorized and unissued Preferred B Shares and may be reissued by the Board of Directors as shares of the same or any other series of Preferred B Shares.

4.12. [RESERVED]

FIFTH. The number of directors of the corporation shall be as provided in the Bylaws of the corporation.

Commencing with the annual meeting of stockholders in 2011, each director of the corporation shall be elected for a one-year term.  Directors elected before the 2011 annual meeting of stockholders of the corporation shall serve the remaining duration of their three-year terms (each, a "Continuing Classified Director").  Each director shall hold office for the term for which he or she was elected and until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director. A director who is chosen in the manner provided in the Bylaws to fill a newly-created directorship resulting from an increase in the authorized number of directors shall hold office until the next annual meeting of stockholders of the corporation and until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement or removal. Any director who fills a vacancy not resulting from an increase in the authorized number of directors shall have the same remaining term as that of his or her predecessor. Directors of the corporation may be removed with or without cause; provided, however, that Continuing Classified Directors may be removed only for cause.

SIXTH. The corporation is to have perpetual existence.

SEVENTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

EIGHTH. Elections of directors need not be by ballot unless the Bylaws of the corporation so provide.

NINTH. The provisions of the Bylaws of this corporation contained in Section 13 of 14 thereof may be amended, altered, changed or repealed from time to time by directors constituting at least two-thirds (2/3) of the authorized number of directors of the corporation; provided, however, that the stockholders at an annual meeting, or special meeting, may also amend, alter, change or repeal such provisions by the affirmative vote of the holders of two-thirds (2/3) of the issued and outstanding shares of all classes of stock of the corporation entitled to vote thereon, voting as one class. All provisions of the Bylaws, other than those referred to above in this paragraph, may be amended or repealed and new Bylaws not inconsistent or in conflict with those provisions referred to above in this paragraph may be added from time to time by a majority of the Board of Directors then in office; provided, however, that the stockholders at an annual meeting, or special meeting, may also from time to time amend all provisions of the Bylaws, other than those referred to above in this paragraph, and add new Bylaws not inconsistent or in conflict with those provisions referred to above in this paragraph by the affirmative vote of the holders of a majority of all classes of stock of the corporation entitled to vote thereon, voting as one class. Any amendment to the Bylaws adopted by the stockholders as aforesaid may thereafter be further amended by the directors as aforesaid unless the stockholders shall have provided otherwise in such amendment.

TENTH. The corporation may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its Bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employer or agent of the corporation, or any person who serves at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent permitted by the laws of the State of Kansas.

ELEVENTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them or between this corporation and its stockholders or any class of them, any court of competent jurisdiction within the State of Kansas, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 104 of the General Corporation Code of Kansas or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 98 of the General Corporation Code of Kansas, may order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization, if sanctioned by the court to which the said application has been made, shall be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

TWELFTH. Except as may be otherwise provided by statute, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner of such shares and of all rights derived from such shares for all purposes, and the corporation shall not be obligated to recognize any equitable or other claim to or interest in such shares or rights on the part of any other person, including, but without limiting the generality of the term “person,” a purchaser, pledgee, assignee or transferee of such shares or rights, unless and until such person becomes the registered holder of such shares. The foregoing shall apply whether or not the corporation shall have either actual or constructive notice of the interest of such person.

THIRTEENTH. Meetings of stockholders may be held within or without the State of Kansas, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes of Kansas) outside the State of Kansas at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

FOURTEENTH. The corporation reserves the right to amend, alter, change or repeal any provisions contained in these Amended Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. The provisions contained in the Articles FIFTH, NINTH and FOURTEENTH of these Amended Articles of Incorporation may be amended, altered, changed or repealed from time to time only upon (1) the approval of directors constituting at least two-thirds (2/3) of the authorized number of directors of the corporation, and (2) the affirmative vote of the holders of two-thirds (2/3) of the issued and outstanding shares of all classes of stock of the corporation entitled to vote thereon, voting as one class at any annual or special meeting of the stockholders. All provisions of these Amended Articles of Incorporation, other than those referred to above in this Article, may be amended, altered, changed or replaced in the manner now or hereafter prescribed by statute.

FIFTEENTH. No director shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the provisions of K.S.A. 17-6424 and amendments thereto or (iv) for any transaction from which the director derived an improper personal benefit.

IN WITNESS WHEREOF, these Second Restated Articles of Incorporation have been executed on behalf of the Corporation by its President and Chief Executive Officer as of May 4, 2010.

CEC ENTERTAINMENT, INC

By:	/s/ Michael H. Magusiak
Michael H. Magusiak
President and Chief Executive Officer

.